Exhibit 99.1

Contact:

Rick Matthews

Rubenstein Communications, Inc.

212-843-8267

SL GREEN REALTY CORP.

NAMES LAUREN DILLARD AS AN INDEPENDENT DIRECTOR

NEW YORK—December 30, 2016— SL Green Realty Corp. (NYSE: SLG) today announced that Lauren Dillard has been appointed as an Independent Director to the Company’s Board of Directors, effective December 30, 2016.

Ms. Dillard is a partner and Managing Director of The Carlyle Group and Head of Carlyle’s Investment Solutions group.  Since joining Carlyle in 2002, she has held a series of senior leadership positions, including Head of the Global Tax Department, Head of Global Equity Programs, and Chief Operating Officer and Chief Financial Officer of the Investment Solutions group.  Prior to joining Carlyle in 2002, Ms. Dillard served in the Real Estate and Financial Services Group of the Tax Practice of Arthur Andersen, LLP.

SL Green Board Chairman Stephen L. Green said, “We are extremely pleased that Lauren Dillard has agreed to join our Board of Directors.  Her professional expertise and succession of leadership roles at The Carlyle Group and in various private equity industry-wide initiatives make her an ideal addition to our organization. We look forward to working with Lauren as SL Green continues to pursue its growth and performance objectives.”

Ms. Dillard serves on Carlyle’s Management Committee and is a board member of AlpInvest Partners.  Ms. Dillard is active in a range of efforts to advance the role of women in private equity, including: a founder and leader of Carlyle’s Women’s Employee Resource Group, member of the Private Equity Women Investor Network (PEWIN), and other industry initiatives.

Ms. Dillard earned her B.S. in business administration from the University of Richmond.

About SL Green Realty Corp.

SL Green Realty Corp., an S&P 500 company and New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2016, SL Green held interests in 125 Manhattan buildings totaling 46.6 million square feet. This included ownership interests in 28.1 million square feet of commercial buildings and debt and preferred equity investments secured by 18.6 million square feet of buildings. In addition, SL Green held ownership interests in 30 suburban buildings totaling 4.8 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

SLG- GEN

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